Exhibit 10.1

                       National Semiconductor Corporation




                       Executive Preventive Health Program
                                  January 2003


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                       Executive Preventive Health Program
                                  January 2003

PURPOSE:

This benefit is expected to aid in the early detection of disease and the recognition and correction of certain lifestyle risk factors that may presage illness.

ELIGIBILITY:

All full-time employees in Executive Job Level 41XX and above are eligible for the benefits provided under this Program.

BENEFIT PROVIDED:

This Program is designed to encourage eligible National Semiconductor executives to seek periodic health evaluations by reimbursing for eligible expenses connected with the evaulation. In planning the frequency of the evaluations, the findings and recommendations of the Council of Scientific Affairs of the American Medical Association should be considered. The Council believes that:

"Healthy young adults, for whom morbidity and mortality rates are generally low except for traumatic injuries, should have medical evaluations at intervals of five years until they are 40 years old. After the age of 40 years, the Council recommends periodic evaluation at intervals of one to three years, depending on the individual's occupation, present health status, medical history and other personal characteristics. Thus, for persons about 45 years old, the interval might be closer to three years, while for those older than 65 years, the intervals might be closer to one year."

The health evaluation may be performed by the employee's own personal physician. The scope of the exam and the areas for examination is to be determined by the employee and physician.

The maximum benefit provided is $1500 per calendar year. (Note: Carryover is not permitted. The benefit covers expenses related to medical examinations only and does not include medical treatment, vision or dental examination, treatment or materials.)

ADMINISTRATION:

Expenses for reimbursement will be applied to the annual benefit available in the calendar year in which they are incurred and not when they are billed.

The Plan Year for this Program is the calendar year ending on December 31st.

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HOW TO FILE A CLAIM FOR REIMBURSEMENT:

     o Complete and sign an Expense Report Form. An itemized statement(s) from the health care provider should be attached to the expense report form.

     o    Send the form and attachments to:

          Linda Hopwood
          Corporate Benefits
          M/S C1-195
          2900 Semiconductor Drive
          Santa Clara, CA 95052

     o Upon receipt of the expense report, Corporate Benefits will forward the claim to your group health care plan for review and reimbursement under the applicable health care plan. Any remaining balance after the health plan's reimbursement will be paid through the Executive Preventive Health Program. This method of payment will maximize the total benefit payable to the participant in this Program.

          Note: Some providers may elect to bill the health care plan directly and then balance bill for expenses not covered under the health plan. In that case, participants should pay the provider and submit the claim for expenses not covered by the health plan on an Expense Report Form.

     o Reimbursement will always be to the employee who will be solely responsible for payment to the health care provider(s). This benefit may not be assigned.


OTHER PROVISIONS:

The Company reserves the right to revise, amend or terminate this plan at any time. In the case of plan termination, the Company's liability will be limited to eligible expenses incurred through the date of the plan termination.